Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Stryker Warren, Jr., CEO
(763) 475-1400

UROLOGIX REPORTS FISCAL 2008 FOURTH QUARTER & FISCAL YEAR 2008 RESULTS

MINNEAPOLIS — August 28, 2008 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fourth quarter ended June 30, 2008 and for fiscal year 2008. Revenue for the fourth quarter was $3.7 million or 24 percent less than the $4.8 million reported in the same period of fiscal 2007 and 18 percent more than the $3.1 million reported in the third quarter of this fiscal year. Net loss for the fourth quarter was $2.2 million, or a loss of $0.16 per diluted share. This loss is compared to a net loss of $12.1 million or $0.84 per diluted share for the fourth quarter of fiscal 2007, and $2.1 million or $0.15 per diluted share in the third quarter of fiscal 2008.

Revenue for the entire fiscal year ended June 30, 2008 was $14.9 million or 30 percent less than the $21.3 million in revenue reported for fiscal year 2007. The net loss for the fiscal year ended June 30, 2008 was $14.9 million, or a loss of $1.04 per diluted share, compared to a net loss of $13.2 million, or a loss of $0.92 per diluted share, for the fiscal year ended June 30, 2007. The net loss for the fiscal year ended June 30, 2008 includes a net non-cash impairment charge of $8.6 million, or $0.60 per share taken in the quarter ended December 31, 2007. The net loss for the fourth quarter and fiscal year ended June 30, 2007 includes total non-cash charges of $11.2 million, or $0.78 per diluted share, consisting of a $6.4 million non-cash impairment and inventory write-down charge as well as a $4.8 million non-cash income tax charge to increase the Company’s tax valuation allowance. At June 30, 2008, the Company’s cash balance was $11.0 million, a decrease of $674,000 from the prior quarter.

Fourth quarter highlights included Urologix’ launch of the new CTC Advance Cooled ThermoTherapy treatment catheter at the American Urological Association (AUA) annual meeting in May 2008. Another highlight was the presentation at the AUA of interim five-year durability data from a multi-center study that demonstrated 90% freedom from secondary procedures with the Company’s CTC catheter. In addition, on June 24, 2008 the Company announced the appointment of Stryker Warren, Jr. as its Chief Executive Officer.

“While new to Urologix as an employee, I have had positive experience with the Company’s Cooled ThermoTherapy™ (CTT) technology dating back to 1997 when I was CEO of Urology Healthcare Group, a customer of Urologix at the time. In addition, since accepting the CEO role at Urologix in late June, I have had an opportunity to evaluate our business, work with the employees in our Minneapolis office, travel with the field sales organization and meet with key customers. This experience supports my confidence in the Urologix platform of Cooled ThermoTherapy systems and the inherent benefits provided to patients, urologists and payors in the treatment of BPH or enlarged prostate disease,” said Mr. Warren.

The decrease by 24 percent in revenue for the fourth quarter of this year as compared to the fourth quarter of the prior year is a result of reduced orders for procedure kits and a reduced number of procedures performed by Urologix-owned Cooled ThermoTherapy mobile services. The decrease in the number of orders for procedure kits is a result of a reduction in the number of accounts ordering, a reduction in the average order size, and the inability to meet customer demand for Prostaprobes. The year over year decrease in procedures performed by the Company’s Urologix-owned Cooled ThermoTherapy mobile services is due to lost accounts, a reduction in treatment volume in some of the Company’s accounts, the merger of some of its mobile routes into third-party mobile routes as well as disruption in some other mobile routes, due to employee turnover.

The increase in revenue in the fourth quarter fiscal year 2008 as compared to the prior quarter is a result of increased catheter sales to direct accounts and third party mobile service providers. This increase is partially offset by a decrease in revenue from Urologix-owned Cooled ThermoTherapy mobile services. Revenue from catheter sales to direct accounts constituted 47 percent of overall revenue in the fourth quarter as compared to 39 percent in the third quarter. Revenue derived from the Urologix-owned Cooled ThermoTherapy™ mobile service declined 8 percent from that reported in the third quarter of fiscal 2008 and constituted 42 percent of overall revenue in the fourth quarter of fiscal 2008 compared to 54 percent in the third quarter of fiscal 2008. Third party mobile revenue represented approximately 10 percent of overall revenue compared to 5 percent of revenue in the prior quarter.

The factors that contributed to the fourth quarter’s sequential increase in revenue included:

•	During the fourth quarter of fiscal 2008, there was an increase in orders from accounts that also purchased from the Company in the third quarter.

•	There was an increase in productivity from territories that had experienced disruption from sales force turnover in the second and third quarters of fiscal year 2008.

•	Urologix’ sales force initiated a focused effort to target customers that had not ordered from the Company in over a year.

•

There was a significant increase in the third party mobile revenue. This was partially a result of some of the third party mobile users of Prostatron being converted to the Company’s CoolWave technology, as well as the Company transferring some of its Urologix serviced mobile accounts to routes run by third party mobile providers.

Other events during the fourth quarter of fiscal 2008:

•

The reduction in sales in the Company’s mobile business compared to the third quarter of fiscal year 2008 is predominantly a result of merging some Urologix serviced mobile accounts into third-party mobiles and continued disruption in one of the Company’s mobile routes due to employee turnover.

•	The Company experienced continued turnover in its direct field sales personnel during the fourth quarter. Sales coverage has been restored in the affected territories subsequent to year-end.

Gross profit for the fourth quarter of fiscal 2008 was $2.0 million, or 55 percent of revenue, compared to 46 percent of revenue in the third quarter of fiscal 2008. The increase in gross margin over the third quarter of fiscal 2008 is partially due to a decrease in unabsorbed manufacturing expenses as a result of increased production, as well as a decrease in manufacturing costs. This compares to a reported gross loss of $1.9 million or 39 percent of revenue in the fourth quarter of fiscal 2007 due to $4.4 million of non-cash asset impairments and inventory write-downs reported in cost of goods sold. Total fiscal 2008 operating expenses included charges of approximately $1.5 million (approximately $850,000 in the fourth quarter) to increase the sales tax reserve for a change in estimate as a result of new information obtained in the fourth quarter, for severance expenses for former Company executives, as well as certain other unusual expenses which we do not expect to incur in the future.

“While we are pleased with our fourth quarter revenue growth, there is still work to be done. There are challenges facing the Company and we are in a period of transition. We have experienced turnover in the field sales organization and the management team. While these factors can often cause short term disruptions, I view this as a positive opportunity for Urologix over the long term. We remain focused on a back-to-basics business strategy as a way to improve Company performance and I believe this will lead to continued, sustainable revenue growth,” stated Stryker Warren, Jr., CEO.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2008 fourth quarter and full year results on Thursday, August 28, 2008 at 4:00 p.m. Central Daylight Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance, statements about the Company’s ability to restore sales force coverage, develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007
Sales	$3,661	$4,818	$14,906	$21,317
Cost of goods sold and asset impairment	1,654	6,674	6,893	13,893

Gross profit (loss)	2,007	(1,856)	8,013	7,424

Costs and expenses:
Selling, general and administrative	3,697	2,578	11,767	11,086
Research and development	598	957	2,780	3,026
Amortization and impairment of identifiable intangible assets	6	2,031	71	2,244
Impairment of goodwill	—	—	10,193	—

Total costs and expenses	4,301	5,566	24,811	16,356

Operating loss	(2,294)	(7,422)	(16,798)	(8,932)
Interest income	51	143	400	554

Loss before income taxes	(2,243)	(7,279)	(16,398)	(8,378)
Income tax expense (benefit)	—	4,802	(1,501)	4,859

Net loss	$(2,243)	$(12,081)	$(14,897)	$(13,237)

Net loss per common share—basic	$(0.16)	$(0.84)	$(1.04)	$(0.92)

Net loss per common share—diluted	$(0.16)	$(0.84)	$(1.04)	$(0.92)

Weighted average number of common shares outstanding—basic	14,349	14,333	14,337	14,332

Weighted average number of common shares outstanding—diluted	14,349	14,333	14,337	14,332

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	June 30, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$11,031	$12,250
Accounts receivable, net	1,773	4,071
Inventories	1,634	2,421
Prepaids and other current assets	115	40

Total current assets	14,553	18,782

Property and equipment:
Property and equipment	12,303	12,306
Less accumulated depreciation	(10,295)	(9,973)

Property and equipment, net	2,008	2,333
Other assets	752	1,034
Goodwill	—	10,193
Identifiable intangible assets, net	167	311

Total assets	$17,480	$32,653

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$774	$948
Accrued compensation	711	756
Deferred income	227	229
Other accrued expenses	1,582	782

Total current liabilities	3,294	2,715
Deferred tax liability	—	1,519
Deferred income	339	544

Total liabilities	3,633	4,778

Shareholders’ equity:
Common stock	144	143
Additional paid-in capital	113,414	112,545
Accumulated deficit	(99,711)	(84,813)

Total shareholders’ equity	13,847	27,875

Total liabilities and shareholders’ equity	$17,480	$32,653